Exhibit 99.1

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FOR IMMEDIATE RELEASE
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Date: October 27, 2003
---------------------------------------------                  DREW
Contact: Leigh J. Abrams, President and CEO          INDUSTRIES INCORPORATED
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Phone: (914) 428-9098 Fax: (914) 428-4581
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E Mail: Drew@drewindustries.com
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                      DREW INDUSTRIES NET INCOME SURGES 40%
                             IN RECORD THIRD QUARTER

                  RV segment drives sales and profit increases

White Plains, New York - October 27, 2003 - Drew Industries Incorporated (AMEX:
DW) today announced record sales and net income for the third quarter ended September 30, 2003. The outstanding performance by Drew's recreational vehicle ("RV") products segment offset continuing sales declines by the Company's manufactured housing ("MH") products segment.

Drew, a White Plains, NY based supplier of RV and MH components, reported that net sales increased 8 percent to a record $96.1 million in the third quarter of 2003, compared with net sales of $89.2 million in the third quarter of 2002. Net income jumped 40 percent to a record $6.6 million, or $.64 per diluted share, compared with net income of $4.7 million, or $.47 per diluted share, in the same period last year.

For the nine months ended September 30, 2003, Drew reported that net income rose to $15.2 million, or $1.48 per diluted share, on net sales of $266.3 million, compared to a net loss of $17.1 million, or $1.71 per diluted share, on net sales of $247.1 million during the same period in 2002. The prior year period included a charge of $30.1 million, or $3.02 per diluted share, for impairment of goodwill. Income from continuing operations for the nine months ended September 30, 2003 is up 15 percent from last year's comparable period. Net income for the last 12 months reached $17.7 million, or $1.73 per diluted share.

"Our continued market share gains, along with new product introductions, superior customer service and stringent cost controls have combined to yield a truly outstanding quarter for Drew, particularly in view of the continuing sales decline in the manufactured housing industry," said Leigh J. Abrams, President and CEO of Drew Industries. "We gained market share in all our RV product lines and continue to layer on additional complementary lines through new product development as well as acquisitions. During the quarter, we completed the acquisition of LTM Manufacturing, a maker of a variety of specialty products for RVs, and in early October we acquired certain assets and the specialty chassis and towable RV chassis business of ET&T Frames. Both of these acquisitions, while having little impact on the third quarter, were accretive to earnings on day one and each represents a significant sales growth opportunity from their combined $11.5 million historical annual sales run-rate.

                                     -more-


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Drew Industries / Page 2 of 5


"These acquisitions, and our strong performance in the third quarter and year-to-date, perfectly illustrate our strategy of expanding Drew's reach through organic growth and acquisitions as we aim to become the leading supplier of systems and components to the RV market."

Drew reported that LTM's production is currently being transferred to several of the Company's other factories while the sales and marketing team begins to introduce LTM's products to Drew's extensive customer base. Likewise, production of ET&T's products has already been transferred to Drew's existing factories without adding any significant overhead. ET&T significantly expands Drew's penetration into the park and office model chassis business. Both acquisitions were financed with existing cash, and during the quarter the Company also used existing cash to prepay $1.4 million of mortgage debt. At September 30, 2003, debt totaled $35.2 million, and the Company had no borrowing under its $30 million line of credit.

Abrams said, "We continue to collect our receivables in less than 25 days and turn our inventory more than 7 times a year, which helps to contribute to our strong balance sheet and cash flow and our track record of solid return on invested capital."

Recreational Vehicle Products Segment

After achieving rapid growth of 21 percent during 2002, industry shipments of RVs have remained at near-record levels during 2003, but the industry growth rate has slowed to approximately 2 percent through the first eight months of the year. Industry shipments in Drew's primary market, travel trailers and fifth wheel RVs, have been stronger than other RV categories, increasing nearly 10 percent during this period. Outpacing industry growth, sales by Drew's RV products segment increased 26 percent in the three months ended September 30, 2003, reflecting the Company's continued market share gains and sales of new products. Drew reported sales gains in every product line. Drew supplies windows, doors, chassis and slide-out mechanisms and power units, primarily for travel trailers and fifth wheel RVs.

Operating margins of this segment reached 13.5 percent in the third quarter up from 10.7 percent in the third quarter last year. Improved operating results at several of the Company's facilities, especially those in Rialto, California and Goshen and Middlebury, Indiana, contributed significantly to the increased profitability of Drew's RV segment. The Company's RV segment accounted for 62 percent of consolidated sales this quarter.

Manufactured Housing Products Segment

Drew's manufactured housing (MH) products segment continues to be hampered by the prolonged slump in the industry, though it remains profitable. Net sales by the Company's MH segment declined 13% to $36.8 million this quarter, better than the industry-wide 22% decline in production in July and August, the latest periods for which industry statistics are available. Despite the decline in sales, the operating margin of this segment increased to 12.9 percent in the current quarter, compared to 10.6 percent in the third quarter last year. This reflects reduced operating costs, as well as more moderate steel costs compared to the higher steel costs in the second half of last year.

                                     -more-


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Drew Industries / page 3 of 5


"While there have been some reports that the level of repossessions of manufactured homes has declined, there appears to be no measurable improvement in the availability of mortgage financing for potential home buyers," said Abrams. "Despite these difficulties, which are not within our control, we remain focused on what we can control, which are our operating efficiencies and costs, enabling our MH segment to achieve a high level of profitability throughout the prolonged industry slump. While the short-term outlook for the industry remains weak, we continue to believe that the quality and cost advantages of manufactured homes will result in a much stronger future for both the industry and Drew's MH segment."

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its third quarter earnings conference call on Monday, October 27, 2003, at 11:00 a.m. Eastern time, on the Company's website, www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 51842500. A replay will also be available on Drew's website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew's products include aluminum and vinyl windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, and electric stabilizer jacks. From 41 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain statements, including the Company's plans and expectations regarding its operating strategies, products and costs, and its views of the prospects of the recreational vehicle and manufactured housing industries, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views, at the time such statements were made, with respect to the Company's future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, capital expenditures, and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly vinyl, aluminum, steel, glass, and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed homes, the financial condition of our customers, interest rates, and adverse weather conditions impacting retail sales. In addition, general economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

                                      # # #

                          DREW INDUSTRIES INCORPORATED
                                OPERATING RESULTS

                                                          Nine Months Ended               Quarter Ended
                                                            September 30,                 September 30,              Last
                                                     -------------------------     ----------------------------     Twelve
(In thousands, except per share amounts)                2003          2002             2003            2002         Months
                                                        ----          ----             ----            ----         ------
Net sales                                            $   266,344   $   247,122     $    96,107      $    89,217  $   344,653
Cost of sales                                            200,041       186,455          70,637           68,105      260,430
                                                     -----------   -----------     -----------      -----------  -----------
   Gross profit                                           66,303        60,667          25,470           21,112       84,223
Selling, general and administrative expenses              39,279        36,779          13,980           12,711       51,874
                                                     -----------   -----------     -----------      -----------  -----------
       Operating profit                                   27,024        23,888          11,490            8,401       32,349
Interest expense, net                                      2,340         2,700             722              896        3,206
                                                     -----------   -----------     -----------      -----------  -----------
       Income from continuing operations before
         income taxes and cumulative effect of
         change in accounting principle                   24,684        21,188          10,768            7,505       29,143
Provision for income taxes                                 9,629         8,041           4,186            2,814       11,471
                                                     -----------   -----------     -----------      -----------  -----------
       Income from continuing operations before
         cumulative effect of change in
         accounting principle                             15,055        13,147           6,582            4,691       17,672
Discontinued operations (net of taxes)                       138          (148)             --                9           86
                                                     -----------   -----------     -----------      -----------  -----------
       Income before cumulative effect of
         change in accounting principle                   15,193        12,999           6,582            4,700       17,758
Cumulative effect of change in accounting
   principle for goodwill (net of taxes)                      --       (30,080)             --               --          (82)
                                                     -----------   -----------     -----------      -----------  -----------
Net income (loss)                                    $    15,193   $   (17,081)    $     6,582      $     4,700  $    17,676
                                                     ===========   ===========     ===========      ===========  ===========

Net income (loss) per common share:
       Income from continuing operations
         before cumulative effect of change
         in accounting principle:
              Basic                                  $      1.50   $      1.35     $       .65      $       .48  $      1.77
                                                     ===========   ===========     ===========      ===========  ===========
              Diluted                                $      1.47   $      1.32     $       .64      $       .47  $      1.73
                                                     ===========   ===========     ===========      ===========  ===========
       Discontinued operations, net of taxes:
              Basic                                  $       .01   $      (.02)                     $        --  $       .01
                                                     ===========   ===========                      ===========  ===========
              Diluted                                $       .01   $      (.01)                     $        --  $       .01
                                                     ===========   ===========                      ===========  ===========
       Cumulative effect of change in
         accounting principle for goodwill,
           net of taxes:
              Basic                                                $     (3.08)                                  $      (.01)
                                                                   ===========                                   ===========
              Diluted                                              $     (3.02)                                  $      (.01)
                                                                   ===========                                   ===========
       Net income (loss)
              Basic                                  $      1.51   $     (1.75)    $       .65      $       .48  $      1.77
                                                     ===========   ===========     ===========      ===========  ===========
              Diluted                                $      1.48   $     (1.71)    $       .64      $       .47  $      1.73
                                                     ===========   ===========     ===========      ===========  ===========
Weighted average common shares outstanding:
     Basic                                                10,044         9,757          10,118            9,836       10,005
                                                     ===========   ===========     ===========      ===========  ===========
     Diluted                                              10,256         9,970          10,337           10,062       10,223
                                                     ===========   ===========     ===========      ===========  ===========

Depreciation and amortization                        $     5,878   $     5,318     $     1,955      $     1,848  $     7,892
                                                     ===========   ===========     ===========      ===========  ===========
Capital expenditures                                 $     3,906   $     8,455     $     1,066      $     3,312  $     5,989
                                                     ===========   ===========     ===========      ===========  ===========

                          DREW INDUSTRIES INCORPORATED
                                 SEGMENT RESULTS

                                                         Nine Months Ended                          Three Months Ended
                                                           September 30,                               September 30,
                                                   -----------------------------               ---------------------------
(In thousands)                                          2003             2002                     2003              2002
                                                        ----             ----                     ----              ----
Net sales
   RV Segment                                      $   165,010       $   125,956               $   59,296       $   47,142
   MH Segment                                          101,334           121,166                   36,811           42,075
                                                   -----------       -----------               ----------       ----------
         Total                                     $   266,344       $   247,122               $   96,107       $   89,217
                                                   ===========       ===========               ==========       ==========

Operating Profit
   RV Segment                                      $    19,392       $    12,686               $    7,976       $    5,048
   MH Segment                                           11,219            14,169                    4,740            4,439
                                                   -----------       -----------               ----------       ----------
         Total segments operating profit                30,611            26,855                   12,716            9,487
Amortization of intangibles                               (571)             (551)                    (196)            (192)
Corporate and other                                     (3,016)           (2,416)                  (1,030)            (894)
                                                   -----------       -----------               ----------       ----------
         Operating profit                          $    27,024       $    23,888               $   11,490       $    8,401
                                                   ===========       ===========               ==========       ==========

                            BALANCE SHEET INFORMATION

                                                                                                  September 30,
                                                                                     ------------------------------------
 (In thousands, except ratios)                                                          2003                      2002
                                                                                        -----                     ----
  Current assets
     Cash and cash equivalents....................................................   $     9,433              $     2,107
     Accounts receivable, trade, less allowances..................................        22,775                   21,805
     Inventories  ................................................................        35,232                   34,235
     Prepaid expenses and other current assets....................................         5,253                    5,939
     Discontinued operations......................................................            --                    1,817
                                                                                     -----------              -----------
         Total current assets.....................................................        72,693                   65,903
  Fixed assets, net...............................................................        72,816                   73,860
  Goodwill .......................................................................        10,219                    6,912
  Other intangible assets.........................................................         4,456                      922
  Other assets    ................................................................         2,957                    5,540
                                                                                     -----------              -----------
         Total assets.............................................................   $   163,141              $   153,137
                                                                                     ===========              ===========

  Current liabilities
     Notes payable, including current maturities of long-term indebtedness........   $     9,825              $     9,900
     Accounts payable, accrued expenses and other current liabilities.............        37,096                   33,889
     Discontinued operations......................................................            69                      547
                                                                                     -----------              -----------
         Total current liabilities................................................        49,990                   44,336
  Long-term indebtedness..........................................................        25,363                   42,052
  Other long-term liabilities.....................................................         2,997                      275
                                                                                     -----------              -----------
         Total liabilities........................................................        75,350                   86,663
         Total stockholders' equity...............................................        87,791                   66,474
                                                                                     -----------              -----------
         Total liabilities and stockholders' equity...............................   $   163,141              $   153,137
                                                                                     ===========              ===========

  Current ratio...................................................................           1.5                      1.5
  Total indebtedness to stockholders' equity......................................           0.4                      0.8